Exhibit 99.1

News
Contacts:
Media
Robert W. Grupp
610-738-6402
rgrupp@cephalon.com

Investors
Robert (Chip) Merritt
610-738-6376
cmerritt@cephalon.com

For Immediate Release

Cephalon Reduces Outstanding Convertible Debt by $337 Million

Company Updates 2007 Basic Adjusted Income per Common Share Guidance

Frazer, PA — December 19, 2006 — Cephalon, Inc. (Nasdaq: CEPH) announced today that it has exchanged shares of its common stock and cash for approximately $161.6 million of its zero coupon convertible subordinated notes first putable June 2008 and $175.4 million of its zero coupon convertible subordinated notes first putable June 2010.   In total, the company exchanged $337.0 million of notes for cash payments totaling $101.6 million and the issuance of an aggregate of 4.3 million shares of common stock of the company, net of shares received as a result of the concurrent termination of the portion of the convertible note hedge and warrant agreements associated with these notes.

“We have taken a positive step towards reducing the level of our total indebtedness through these transactions,” said J. Kevin Buchi, Executive Vice President and Chief Financial Officer.  “Having reduced our outstanding debt by nearly 20 percent, we will enter 2007 with a significantly strengthened balance sheet.”

The company will recognize debt exchange expense of $20.8 million, net of tax, in its fourth quarter 2006 financial results relating to the early exchanges described above in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 84, “Induced Conversion of Convertible Debt.”

As a result of these transactions, the company is updating its 2007 basic adjusted income per common share guidance to $4.15 - $4.25 (excluding the impact of SFAS 123(R)) and $3.87 - $3.97 (including the impact the SFAS 123(R)).  The company’s 2006 adjusted sales and basic adjusted income per common share guidance and 2007 sales, SG&A and R&D guidance disclosed in the press release dated November 2, 2006 remain unchanged as a result of these transactions.  Basic adjusted income per common share guidance for the full-year 2006 and 2007 is reconciled below and is subject to the assumptions set forth therein.

The common stock issued in these transactions has been issued pursuant to Section 3(a)(9) of the Securities Act of 1933.

SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA 19355 • (610) 344-0200 • Fax (610) 344-0065

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, PA, and offices, laboratories or manufacturing facilities in West Chester, PA, Salt Lake City, UT, and suburban Minneapolis, MN. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company currently markets six proprietary products in the United States: PROVIGIL® (modafinil) [C-IV], FENTORA™ (fentanyl buccal tablet) [C-II], ACTIQ® (oral transmucosal fentanyl citrate) [C-II], GABITRIL® (tiagabine hydrochloride), TRISENOX® (arsenic trioxide) injection, and VIVITROL® (naltrexone for extended-release injectable suspension). Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

This press release and the reconciliation attached to this press release include amounts that are considered “non-GAAP financial measures” under SEC rules. As required, we have provided reconciliations of these measures. Additional required information is located in the Form 8-K furnished to the SEC in connection with this press release.

# # #

SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA 19355 • (610) 344-0200 • Fax (610) 344-0065

CEPHALON, INC. AND SUBSIDIARIES

Reconciliation of Projected GAAP Basic Income per Common Share

to Basic Adjusted Income Per Common Share Guidance

(Unaudited)

	Twelve Months Ended December 31, 2006			Twelve Months Ended December 31, 2007

Projected GAAP basic income per common share	$2.84	—	$2.94	$3.07	—	$3.17

DoD Tricare program refund	$(0.22)	—	$(0.22)	$—	—	$—
Reserve for SPARLON capitalized inventory costs	$0.14	—	$0.14	$—	—	$—
Product development collaborations	$0.74	—	$0.74	$—	—	$—
PROVIGIL patent litigation settlement costs	$0.10	—	$0.10	$—	—	$—
European integration and restructuring charges	$0.07	—	$0.07	$—	—	$—
Impact of SFAS 123(R)	$0.51	—	$0.51	$0.45	—	$0.45
Amortization of current intangibles	$1.34	—	$1.34	$1.24	—	$1.24
Impairment charge	$0.20	—	$0.20	$—	—	$—
Write-off of deferred debt issuance costs	$0.21	—	$0.21	$—	—	$—
Debt exchange expense	$0.54	—	$0.54	$—	—	$—
Tax effect of pre-tax adjustments at the applicable tax rates and certain other tax related adjustments	$(1.37)		$(1.37)	$(0.61)	—	$(0.61)

Basic adjusted income per common share guidance excluding the impact of SFAS 123(R) (Current methodology)	$5.10	—	$5.20	$4.15	—	$4.25

Reversal of impact of SFAS 123(R)	$(0.51)	—	$(0.51)	$(0.45)	—	$(0.45)
Reversal of tax effect of impact of SFAS 123(R)	$0.19	—	$0.19	$0.17	—	$0.17

Basic adjusted income per common share guidance including the impact of SFAS 123(R) (2007 methodology)	$4.78	—	$4.88	$3.87	—	$3.97

The Company’s guidance is being issued based on certain assumptions including:

•                     Adjusted effective tax rate of approximately 36 percent for each of 2006 and 2007; and

•                     Weighted average number of common shares outstanding of 61.2 million and 66.3 million shares for the twelve months ended December 31, 2006 and 2007, respectively.